Exhibit 21

Direct and Indirect Subsidiaries of Farmers National Banc Corp.

Farmers National Banc Corp.

- The Farmers National Bank of Canfield

- Farmers National Insurance LLC

- Farmers of Canfield Investment Co.

- Farmers Trust Company

- National Associates, Inc.

- Farmers National Captive Inc.